Registration No. 333-
                                                                         -------

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                       TELEDYNE TECHNOLOGIES INCORPORATED
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                 25-1843385
      (State or other jurisdiction of       (I.R.S. Employer Identification No.)
       incorporation or organization)


           2049 CENTURY PARK EAST
          LOS ANGELES, CALIFORNIA                          90067-3101
  (Address of principal executive offices)                 (Zip Code)



                       TELEDYNE TECHNOLOGIES INCORPORATED
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                 JOHN T. KUELBS
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       TELEDYNE TECHNOLOGIES INCORPORATED
                             2049 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-3101
                     (Name and address of agent for service)

                                 (310) 551-4302
               (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

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 TITLE OF EACH CLASS  AMOUNT TO BE     PROPOSED       PROPOSED        AMOUNT OF
 OF SECURITIES TO BE  REGISTERED(1)    MAXIMUM         MAXIMUM      REGISTRATION
     REGISTERED                     OFFERING PRICE    AGGREGATE           FEE
                                       PER UNIT    OFFERING PRICE

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Deferred Compensation  $30,000,000       N/A         $30,000,000         $7,920
  Obligations(2) (3)

--------------------------------------------------------------------------------

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

      (2) The Deferred Compensation Obligations are unsecured obligations of Teledyne Technologies Incorporated to pay deferred compensation in the future in accordance with the terms of the Teledyne Technologies Incorporated Executive Deferred Compensation Plan.

      (3) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Teledyne Technologies Incorporated Executive Deferred Compensation Plan.

--------------------------------------------------------------------------------

                                  INTRODUCTION

      Teledyne Technologies Incorporated (the "Corporation" or the "Registrant") is filing this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations (as defined below) would or should be considered "securities" or be subject to registration under the Securities Act of 1933, as amended (the "Securities Act"). The filing of this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following document filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act is incorporated by reference into this Registration Statement: the Registration Statement on Form 10, as amended, filed with the Commission (File No. 001-15295).

      All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Teledyne Technologies Incorporated Executive Deferred Compensation Plan meeting the requirements of Section 10(a) of the Securities Act.


ITEM 4.     DESCRIPTION OF SECURITIES.

      The following summarizes the $30,000,000 of deferred compensation obligations ("Deferred Compensation Obligations") created pursuant to the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (the "Plan"). This summary is qualified in its entirety by reference to the terms of the Plan filed as Exhibit 4 hereto and incorporated herein by reference.

      Certain members of management and other highly compensated employees of the Corporation and its subsidiaries are permitted to defer salary and bonuses, if any, pursuant to the Plan. When an employee makes a deferral election under the Plan, the Corporation retains the amount deferred and credits the value of such amount by book entry to an account maintained under the Plan for the employee of the Corporation or participating subsidiary of the Corporation. The Corporation then assumes a general, unsecured obligation to pay the employee (a "participant") in the future the deferred amount in accordance with the terms of the Plan under which salary or bonuses were deferred, as adjusted during the deferred period in accordance with applicable investment measures as selected by the participant.

      Payments of the Deferred Compensation Obligations will be made from the general assets of the Corporation, except to the extent payments are made pursuant to insurance policies owned and maintained by the Corporation as described below. Each participant is a general unsecured creditor of the Corporation with a claim against the Corporation for the amount the participant has deferred, as adjusted during the deferral period in accordance with the applicable investment measures as selected by the participant. The Deferred Compensation Obligations are unsecured general obligations of the Corporation and rank equally with other unsecured and subordinated indebtedness of the Corporation from time to time outstanding.

      Participants receive quarterly statements about their accounts under the Plan. The Corporation determines the investment measures available under the Plan. Each participant may elect to allocate the participant's account among the available measures and may change the allocation in accordance with the terms of the Plan.

      Participants may not assign or transfer the Deferred Compensation Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a participant dies before receiving full payment of the amount credited to the participant's account and the Deferred Compensation Obligations shall not be subject to alienation, encumbrance, garnishment, attachment, execution or levy.

      Payment of Deferred Compensation Obligations generally is made at the time and in the manner elected by the participants at the time of the deferral election as permitted by the Plan. Payment elections for salary deferrals for a subsequent calendar year may be changed by filing a new election form on or before December 1 of the preceding calendar year. Bonus deferral elections are irrevocable and apply only to the bonus payable with respect to services performed during the calendar year for which the election is made. Each participant (or, in the case of the participant's death, the participant's beneficiary) shall be entitled to receive a distribution under the Plan as soon as practicable following the participant's "Payment Eligibility Date." "Payment Eligibility Date" means the first day of the month following the end of the calendar quarter in which a participant terminates employment or dies. A participant receiving benefits under a short-term disability or on an approved leave of absence shall not be deemed to have terminated employment for the purposes of the Plan. The amount payable to a participant shall be the amount credited to the participant's account as of the participant's Payment Eligibility Date.

      Under the Plan, the Corporation will own and maintain one or more life insurance policies on the life of an insurable participant. If a participant dies at least 60 days following the first day of the month in which allocations are first made to the participant's Plan account and prior to the participant's Payment Eligibility Date, the participant's beneficiary will receive directly from the insurance company in a single lump sum an amount equal to the greater of (1) ten times the salary and bonus amounts allocated to such participant's account during the first 12 months in which the insurable participant receives allocations to the participant's account, and (2) two times the insurable participant's account balance as of the participant's date of death if the participant has not attained age 56 at the date of death or, if the insurable participant is age 56 or older at death, 1.5 times the insurable participant's account balance as of the participant's date of death. If a participant dies before the 60-day eligibility period, his or her beneficiary will receive only the balance in the participant's account as of the participant's Payment Eligibility Date.

      Any benefits otherwise payable with respect to an insurable participant under the Plan shall be reduced by the value of benefits received by the insurable participant's beneficiary under the insurance policy or policies. If a participant dies on or after the participant's Payment Eligibility Date, the participant's beneficiary will not receive benefits under the insurance policy or policies and any death benefits will be paid to the Corporation.

      A participant may take an earlier distribution at any time prior to his or her Payment Eligibility Date equal to 90% of the participant's account balance by filing a request with the Corporation. The remaining 10% are a penalty and forfeited by the participant to the Corporation. In addition, such participant would become ineligible to participate in the Plan for the remainder of the Plan year and the following Plan year.

      The Deferred Compensation Obligations are not convertible into securities of the Corporation, and participants have no voting rights with respect to the Deferred Compensation Obligations. The Deferred Compensation Obligations will not have the benefit of any negative pledge or other affirmative or negative covenant on the part of the Corporation. No trustee has been appointed having authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers, or amendments to the Deferred Compensation Obligations, enforcing covenants and taking action upon any default.

      The Plan is administered by a Committee, consisting of at least three members, appointed by the Executive Vice President and Chief Financial Officer of the Corporation. Committee members serve without compensation for their services. The Committee has the full discretion to construe and interpret the terms and provision of the Plan, provided administration of the Plan is done in a uniform and nondiscriminatory manner and in accordance with laws applicable to the Plan. A member of a Committee is not permitted to vote or act upon any matter which relates solely to himself as a participant. The Committee may appoint a Plan administrator or any other agent, and delegate to such person such powers and duties in connection with administration of the Plan as the Committee may specify. The Corporation's Plan Oversight Committee has general oversight power with respect to the Plan's Committee.

      The Corporation's Plan Oversight Committee has the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, subject to ratification by the Personnel and Compensation Committee of the Corporation's Board of Directors. No such amendment, modification, suspension or termination, however, will reduce amounts then credited to a participant's account.


ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article SEVEN of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).

       Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Registrant if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article EIGHT of the Registrant's Restated Certificate of Incorporation provides that any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL.

       The Registrant has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

      None.


ITEM 8.     EXHIBITS.

      The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

EXHIBIT NO.    DESCRIPTION
-----------    -----------

4.1         Teledyne Technologies Incorporated Executive  Deferred  Compensation
            Plan.

5.1 Opinion of Kirkpatrick & Lockhart LLP regarding the legality of the securities being registered hereunder.

23.1        Consent of Ernst & Young LLP.

23.2 Consent of Kirkpatrick & Lockhart LLP (included in the Opinion filed as Exhibit 5.1).

24.1 Power of Attorney (set forth on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      * * *

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 29th day of November, 1999.


                                    TELEDYNE TECHNOLOGIES INCORPORATED.


                                    By:  /s/ Robert Mehrabian
                                         ---------------------------------------
                                         Robert Mehrabian
                                         President and Chief Executive Officer


      We, the undersigned directors and officers of Teledyne Technologies Incorporated do hereby constitute and appoint John T. Kuelbs and Melanie S. Cibik, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:


       SIGNATURE                        CAPACITY                    DATE
       ---------                        --------                    ----

/s/ Robert Mehrabian          President and Chief Executive    November 29, 1999
--------------------------    Officer (Principal Executive
Robert Mehrabian              Officer) and a Director

/s/ Stefan C. Riesenfeld      Executive Vice President and     November 29, 1999
--------------------------    Chief Financial Officer
Stefan C. Riesenfeld          (Principal Financial Officer)

/s/ Dale A. Schnittjer        Controller (Principal            November 29, 1999
--------------------------    Accounting Officer)
Dale A. Schnittjer


/s/ Robert P. Bozzone         Director                         November 29, 1999
--------------------------
Robert P. Bozzone


/s/ Paul S. Brentlinger       Director                         November 29, 1999
--------------------------
Paul S. Brentlinger

/s/ Frank V. Cahouet          Director                         November 29, 1999
--------------------------
Frank V. Cahouet


/s/ Thomas A. Corcoran        Director                         November 29, 1999
--------------------------
Thomas A. Corcoran


/s/ Diane C. Creel            Director                         November 29, 1999
--------------------------
Diane C. Creel


/s/ C. Fred Fetterolf         Director                         November 29, 1999
--------------------------
C. Fred Fetterolf


/s/ Charles J. Queenan, Jr.   Director                         November 29, 1999
---------------------------
Charles J. Queenan, Jr.

   Pursuant to the requirements of the Securities Act, the Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 29, 1999.


                                    TELEDYNE TECHNOLOGIES INCORPORATED
                                    EXECUTIVE DEFERRED COMPENSATION PLAN


                                    By:  /s/ Stefan C. Riesenfeld
                                         ---------------------------------------
                                         Stefan C. Riesenfeld
                                         Committee Member

                                EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION
-----------              -----------

   4.1       Teledyne Technologies Incorporated
             Executive Deferred Compensation Plan.

   5.1 Opinion of Kirkpatrick & Lockhart LLP regarding the legality of the securities being registered hereunder.

   23.1      Consent of Ernst & Young LLP.

   23.2 Consent of Kirkpatrick & Lockhart LLP (included in the Opinion filed as Exhibit 5.1).

   24.1 Power of Attorney (set forth on the signature page of this Registration Statement).